Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-130512

For Release January 3, 2006 —1:30 p.m. PST	Contact: Daniel G. Byrne
(509) 458-3711

STERLING FINANCIAL CORPORATION OF SPOKANE, WASHINGTON,
COMMENCES DIVIDEND REINVESTMENT AND
DIRECT STOCK PURCHASE AND SALE PLAN

Spokane, Washington, January 3, 2006 – Sterling Financial Corporation (NASDAQ:STSA) today announced the commencement of its Dividend Reinvestment and Direct Stock Purchase and Sale Plan, allowing existing shareholders to increase their holdings of Sterling common stock by automatically reinvesting all or a portion of their cash dividends or by making optional cash contributions to purchase additional shares of Sterling common stock.  The Plan will also provide new investors an alternative way to make an initial investment in Sterling common stock.  Investors choosing to participate in the Plan through a broker or other financial intermediary will be responsible for any fees or other charges incurred in connection with the services provided by such broker or other financial intermediary.  For brokerage held share participation, investors should contact their broker or other financial intermediary directly.

The Plan is being administered by Sterling’s transfer agent, American Stock Transfer & Trust Company, and the offering of shares under the Plan will commence on January 3, 2006.  The prospectus relating to the Plan is available online at the Investor Relations —SEC Filings section of Sterling’s website at www.sterlingsavingsbank.com and is being mailed to Sterling’s registered shareholders.  Enrollment information and details regarding the Plan are also available online through American Stock Transfer & Trust’s website at www.amstock.com.  Neither the information on Sterling’s website nor American Stock Transfer & Trust’s website is part of the prospectus unless specifically incorporated therein.  A copy of the prospectus may be obtained, when available, from American Stock Transfer & Trust at the following address: Sterling Financial Corporation, c/o American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038, Attn:  Shareholder Relations Department or by calling American Stock Transfer & Trust’s customer service department toll-free at 1-800-676-0791.  A copy of the prospectus also may be obtained from, and inquiries to Sterling can be directed to, Sterling’s Shareholder Services department at (509) 227-5389.

ABOUT STERLING

Sterling Financial Corporation of Spokane, Washington is a bank holding company, the principal operating subsidiary of which is Sterling Savings Bank.  Sterling Savings Bank is a Washington State-chartered, federally insured commercial bank, which opened in April 1983 as a stock savings and loan association.  Sterling Savings Bank, based in Spokane, Washington, has financial service centers throughout Washington, Oregon, Idaho and Montana.  Through Sterling Saving Bank’s wholly owned subsidiaries, Action Mortgage Company and INTERVEST-

Mortgage Investment Company, it operates loan production offices in Washington, Oregon, Idaho, Montana, Arizona and California.  Sterling Savings Bank’s subsidiary Harbor Financial Services provides non-bank investments, including mutual funds, variable annuities and tax-deferred annuities and other investment products through regional representatives throughout Sterling Savings Bank’s branch network.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements, which are not historical facts and pertain to Sterling’s future operating results.  These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may include, but are not limited to, statements about Sterling’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts.  When used in this report, the words “expects, “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements.  These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Sterling’s control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.  Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties.  These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in Sterling’s loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for Sterling’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.

Sterling Financial Corporation has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates.  Before you invest, you should read the prospectus in the registration statement and the other documents Sterling has filed with the SEC for more complete information about Sterling and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  The file number for Sterling’s registration statement is No. 333-130512.  Alternatively, you can request the prospectus by calling American Stock Transfer & Trust’s customer service department toll-free at 1-800-676-0791 or Sterling’s Shareholder Services department at (509) 227-5389.